Exhibit 10.1

SUCCESSOR BORROWER ASSUMPTION AGREEMENT

To:	Bank of America, N. A., the “Administrative Agent”

From:	Linde plc, the “Successor Borrower”

Re:

The Amended and Restated Credit Agreement dated as of December 7, 2022 among Linde plc, the Subsidiary Borrowers referred to therein, the Lenders listed therein, the Guarantors referred to therein and the Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, Linde plc, a public limited company formed under the laws of Ireland hereby becomes the “Company” for all purposes of the Credit Agreement, effective from the date hereof, with the same force and effect as if originally named therein as the Company. The Successor Borrower represents and warrants that the representations and warranties made by the Successor Borrower set forth in Sections 4.01, 4.02, 4.03, 4.08 and 4.09 of the Credit Agreement are true and correct in all material respects as to the undersigned as of the date hereof, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, provided that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct (after giving effect to any qualifications therein) in all respects.

Without limiting the generality of the foregoing, the Successor Borrower hereby expressly assumes the obligations of the Company under the Credit Agreement and the other Loan Documents and shall perform all the obligations of the Company under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Article 10 thereof, to the same extent and with the same force and effect as if the undersigned were a signatory thereto as the Company.

The Successor Borrower hereby unconditionally and absolutely guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to and each Reimbursement Obligation incurred by each Subsidiary Borrower pursuant to the Credit Agreement, and the full and punctual payment of all other amounts payable by each Subsidiary Borrower under the Credit Agreement (collectively, the “Subsidiary Borrower Obligations”). Upon failure by any Subsidiary Borrower to pay punctually any Subsidiary Borrower Obligations, the Successor Borrower shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Credit Agreement. The guarantee contained in this paragraph does not apply to the extent that it would result in the guarantee constituting unlawful financial assistance within the meaning of Section 82 of the Companies Act 2014 of Ireland.

The undersigned acknowledges that this Successor Borrower Assumption Agreement shall be effective upon its execution and delivery by the undersigned to the Administrative Agent, and it shall not be necessary for the Administrative Agent or any Lender, or any of their Affiliates entitled to the benefits hereof, to execute this Successor Borrower Assumption Agreement or any other acceptance hereof. This Successor Borrower Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

Linde plc

By:	/s/ Christopher Cossins
Name:	Christopher Cossins
Title:	UK Permanent Representative